Exhibit 4.1
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
The following description of the Company’s common shares is based upon the Company’s declaration of trust, or our declaration of trust, the Company’s amended and restated bylaws, or our bylaws, and applicable provisions of law. The following summary is not complete and is subject to, and is qualified in its entirety by express reference to, our declaration of trust and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.1 is a part.
General
Our declaration of trust provides that our company may issue up to 250,000,000 common shares of beneficial interest, $0.01 par value per share, or common shares, and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares, of which 125 preferred shares are designated as Series A cumulative non-voting preferred shares of beneficial interest, $0.01 par value per share, and 375,000 preferred shares are designated as Series C cumulative convertible voting preferred shares of beneficial interest, $0.01 par value per share. As of February 26, 2020, 200,164,155 common shares were issued and outstanding and no preferred shares were outstanding. Under Maryland law, a shareholder of a REIT is not liable for the REIT’s debts or obligations solely as a result of its status as a shareholder.
Common Shares
All outstanding common shares are duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in the assets of our company legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.
Subject to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such common shares will possess the exclusive voting power. Each of our trustees will be elected by a majority of the votes cast with respect to such trustee at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected, provided that in any contested election the trustees shall be elected by a plurality of the votes cast at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining common shares will not be able to elect any trustees.
Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of the securities. Subject to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, all common shares have equal dividend, liquidation and other rights.

Our declaration of trust authorizes our board of trustees to reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. In addition, our declaration of trust authorizes our board of trustees, without shareholder approval, to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class or series of beneficial interest.
Preferred Shares
Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, into one or more series, as authorized by our board of trustees. Prior to issuance of preferred shares of any series, our board of trustees is required by Maryland law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for such series. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.
Power to Issue Additional Common Shares and Preferred Shares
We believe that the power of our board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such classified or reclassified shares of beneficial interest will provide our company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the securities may be listed or traded. Although our board of trustees has no intention at the present time of doing so, it could authorize our company to issue a class or series of shares of beneficial interest that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.
Restrictions on Transfer
To qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT was made). Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT was made).

Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no individual (including certain entities treated as individuals) may own, or be deemed to own by virtue of the relevant applicable attribution rules of the Code, more than 9.8% (in value) of our outstanding shares, or the Ownership Limit. Our declaration of trust further prohibits (a) any person from beneficially or constructively owning our shares of beneficial interest that would result in our company being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, (b) any person from transferring shares of beneficial interest of our company if such transfer would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons and (c) any person from beneficially owning our shares to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (after taking into account for such purpose the statutory presumptions set forth in Section 897(h)(4)(E) of the Code).
Our board of trustees is required to exempt a proposed transferee (prospectively or retrospectively) from the Ownership Limit (but not any of the other restrictions on the transfer or ownership of our shares of beneficial interest) and may establish or increase an excepted holder limit for such individual, or an Excepted Holder, if the proposed transferee provides our board of trustees with information, satisfactory in the sole and absolute discretion of our board of trustees, demonstrating: (a) that such exemption would not result in our company being “closely held” within the meaning of Section 856(h) of the Code or failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code; (b) that such holder does not own, actually or constructively, an interest in a tenant of our company (or a tenant of any entity owned or controlled by our company) that would cause our company to own, directly or indirectly, more than a 9.8% interest in such a tenant other than a tenant from whom our company (or an entity owned or controlled by our company) derives and is expected to continue to derive a sufficiently small amount of revenue that the rent from such tenant would not, in the opinion of our board of trustees, adversely affect our ability to qualify as a REIT; and (c) that such exemption would not otherwise result in our failure to qualify as a REIT. The individual seeking an exemption must represent to the satisfaction of our board of trustees that it will not violate the aforementioned restrictions while such person beneficially or constructively owns our shares of beneficial interest in excess of the Ownership Limit. The individual also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Trust (as defined below). In connection with granting a waiver of the Ownership Limit or creating or modifying an Excepted Holder limit, or at any other time, our board of trustees may increase or decrease the Ownership Limit unless, after giving effect to any increased or decreased Ownership Limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares. A decreased Ownership Limit will not apply to any individual whose percentage of ownership of our shares is in excess of the decreased Ownership Limit until the individual’s ownership of our shares equals or falls below the decreased Ownership Limit, but any further acquisition of our shares will be subject to the decreased Ownership Limit. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT prior to granting an exemption.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of beneficial interest of our company that resulted in a transfer of shares to the Trust, is required to give written notice immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior written notice) to our company and provide our company with such other information as our company may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
Pursuant to our declaration of trust, if any transfer of our shares of beneficial interest would result in our shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning our shares of beneficial interest in excess or in violation of the other transfer or ownership limitations described above, or a Prohibited Owner, then that number of shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share), will be automatically transferred to a trust, or the Trust, for the exclusive benefit of one or more charitable beneficiaries designated by us, or the Charitable Beneficiary, and the Prohibited Owner may not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our declaration of trust) prior to the date of the violative transfer. Shares of beneficial interest held in the Trust will constitute issued and outstanding shares of beneficial interest. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Trust, and will have no rights to dividends or possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Trust. The trustee of the Trust, or the Trustee, will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights are to be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to us discovering that shares of beneficial interest have been transferred to the Trustee will be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid must be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee will be held in trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that the shares of beneficial interest have been transferred to the Trust, the Trustee will have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if our company has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.
Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Trust, the Trustee must sell the shares of beneficial interest held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee must distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our declaration of trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Trust, the shares are sold by a Prohibited Owner, then (i) the shares will be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for the shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Trustee upon demand.
In addition, our shares of beneficial interest held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee. We may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. We have the right to accept any offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to our company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

To the extent shares of beneficial interest of our company are certificated, all certificates evidencing common shares and preferred shares will bear a legend referring to the restrictions described above.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including our common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of the owner, the number of shares of each class and series of our shares of beneficial interest which the owner beneficially owns and a description of the manner in which the shares are held and whether the beneficial owner of the shares is a “foreign person” within the meaning of Section 897(h) of the Code. Each such owner must provide any additional information as we may reasonably request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT or as a “domestically controlled qualified investment entity” and to ensure compliance with the Ownership Limit. In addition, each shareholder is, upon reasonable demand, required to provide to us any relevant information we reasonably request in order to determine our status as a REIT or as a “domestically controlled qualified investment entity” and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. To reduce the ability of our board of trustees to use these ownership limitations to delay, defer or prevent a transaction or a change in control of our company, our declaration of trust requires our board of trustees to grant a waiver of the 9.8% ownership limitation if an individual seeking a waiver demonstrates that such ownership would not jeopardize our status as a REIT.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.